ASSIGNMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into effective as of January 30, 2008 by and between AIRBEE WIRELESS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), BARTFAM, a California Limited Partnership, with an address at 11777 San Vicente Blvd — Suite 600 Los Angeles, CA 90049 (the “Buyer”) and YA GLOBAL INVESTMENT, L.P. (f/k/a Montgomery Equity Partners, L.P.), a Cayman Island exempted limited partnership (the “Seller”).

Recitals:

WHEREAS, the Company and the Seller entered into a Securities Purchase Agreement, and related documents, dated December 29, 2005, amended and restated on January 30, 2006 (the “Securities Purchase Agreement”) pursuant to which the Company sold and the Seller purchased a secured convertible debenture in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Debenture”) dated April 5, 2007 which is convertible into shares of the Company’s common Stock par value $0.00004 (Collectively, the Securities Purchase Agreement and all agreements executed in connection therewith, including but not limited to the Registration Rights Agreement by and between the Company and the Seller dated December 29, 2005, the Pledge and Escrow Agreement by and between the Company, the Seller and David Gonzalez dated December 29, 2005 pursuant to which the Company pledged 13,586,956 shares of the Company’s common stock pursuant to certificate number 1287 (the “Company Pledge Agreement”), the Pledge and Escrow Agreement by and between the Company, Sundaresan Raja, E. Eugene Sharer and Ramanujam Satagopan, the Seller and David Gonzalez dated December 29, 2005 pursuant to which 1,200,000 shares of the Company’s common stock pursuant to certificate number 1314, 404,405 shares of the Company’s common stock pursuant to certificate number 1291, and 126,472 shares of the Company’s common stock pursuant to certificate number 11328 were pledged (the “Insider Pledge Agreement”) (collectively the Company Pledge Agreements and the Insider Pledge Agreement are referred to as the “Pledge Agreements” and the shares of the Company’s Common Stock Pledged there under are referred to as the “Pledged Shares”), the Security Agreement by and between the Company and the Seller dated December 29, 2005, the Security Agreement by and between Airbee Wireless (India) Pvt. Ltd. and the Seller dated December 29, 2005 and the Irrevocable Transfer Agent Instructions by and between the Company, the Seller and the Company’s transfer agent dated December 29, 2005are referred to as the “Transaction Documents”);

WHEREAS, the Seller has made conversions of the principal amount of the Debenture therefore leaving a principal amount due and outstanding under the Debenture of $53,300.00;

WHEREAS, pursuant to the Securities Purchase Agreement the Company issued to the Seller three (3) warrants to purchase shares of the Company’s common stock (the “Warrants”);

WHEREAS, the Company has expressed to the Seller an interest in having the Seller sell the Debenture to the Buyer, an entity introduced by the Company to the Seller through Allen & Associates, LLC;

WHEREAS, the Seller has agreed to sell the Debenture to the Buyer for a total purchase price of $98,842.50 (which consists of a principal amount of $13,300.00; outstanding and accrued interest of $35,012.50; redemption premium of $1,330.00 and liquidated damages of $49,200.00) (the “Purchase Price”);

NOW, THEREFORE, in consideration of the promises and the mutual promises, conditions and covenants contained herein and in the Transaction Documents and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Payment. On the date hereof the Buyer has delivered to the Seller the Purchase Price by wire transfer or via certified check in an amount equal to the Purchase Price.

2.
Delivery of the Debenture. Upon receipt of the Purchase Price and execution of this Agreement the Seller shall deliver the Debenture and the Pledged Shares, via hand delivery Marcia Allen chief executive officer of Allen & Associates, LLC at the Seller’s office at 101 Hudson Street - Suite 3700 Jersey City, NJ 07030.

3.
Assignment of UCC-1. Simultaneous with the receipt of the Purchase Price, execution of this Agreement and delivery of the Debenture the Seller shall file a UCC-3 financing statement assigning the Seller’s security interest to the Buyer.

4.
Delivery of Pledged Shares. Simultaneous with the receipt of the Purchase Price, execution of this Agreement and delivery of the Debenture the Seller shall deliver the shares Pledged Shares along with medallion guaranteed stock powers transferring the Pledged Shares into the name of the Buyer.

5.
Termination of the Transaction Documents. Upon the consummation of the transaction contemplated hereunder all of the Seller’s and Buyer’s respective obligations to each other under the transaction documents shall be deemed satisfied and the Transaction Documents shall be terminated.

6.	Representations and Warranties of the Seller.

The Seller represents and warrants that:

6.1.
It is not, an affiliate, as defined by the Securities Act of 1933, as amended (the “Act”) (an “Affiliate”) of the Company nor has been an Affiliate at any time prior to or since the acquisition of the Debenture;

6.2.	It earned the Debenture as of the date of the Securities Purchase Agreement and has held the Debenture since the date of issuance on December 29, 2005;

6.3.	It is the exclusive and lawful owner of the Debenture with absolute right, title and interest to such Debenture;

6.4.	It is transferring the Debenture free of any liens, pledges, judgments or other encumbrances;

6.5.	It makes no warranty, representation, or covenant regarding the financial condition of the Company or the soundness of the Buyer’s investment in the Debenture;

6.6.
It makes no warranty, representation, or covenant regarding the eligibility of the Debenture or the shares of the Company’s common stock issuable upon conversion of the Debenture (the “Conversion Shares”) for resale by the Buyer.

6.7.	It makes no warranty, representation, or covenant regarding the eligibility of the Pledged Shares for resale by the Buyer in the event the Buyer forecloses on the Pledged Shares.

6.8.	It makes no warranty, representation, or covenant regarding the validity and/or perfection of its security interest pursuant to the UCC-1 financing statement filed.

7.	Representations and Warranties of the Company.

The Company represents and warrants that:

7.1.	The Debenture, Conversion Shares and Pledged Shares are duly authorized and, issued, fully paid and nonassessable, and are free from all taxes, liens and charges with respect to their issuance;

7.2.
The Seller is the exclusive and lawful owner of the Debenture, which was earned as of the date of and pursuant to the Securities Purchase Agreement, with the absolute right, title and interest to such Debenture;

7.3.	The Buyer is an introduce by the Company to the Seller through Allen & Associates, LLC, provided however that the Company has no prior knowledge or familiarity with the Buyer; and

7.4.	It is the desire of the Company that the Seller sell the Debenture to the Buyer;

7.5.	It shall enter into a security agreement with the Buyer with regard to the assigned security interest the Buyer is acquiring hereunder;

7.6.	It shall enter into pledge agreements with the Buyer with regard to the Pledged Shares the Buyer is acquiring hereunder.

7.7.
It will provide the Buyer any and all legal opinions required for the purchase of the Debenture and the sale of the Conversion Shares and/or the Pledged Shares whether pursuant to an effective registration statement, an exemption from the registration requirements of the Act any applicable state securities laws, or otherwise.

8.	Representations and Warranties of the Buyer.

The Buyer represents and warrants that:

8.1.
It (i) has the requisite corporate power and authority to enter into and perform this Agreement in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Buyer and the consummation by it of the transactions contemplated hereby have been duly authorized by the Buyer, its Board of Directors if necessary, and no further consent or authorization is required by the Buyer, its Board of Directors or its stockholders, (iii) this Agreement has been duly executed and delivered by the Buyer and that the officer of the Buyer executing this Agreement has the authority to execute this Agreement on behalf of the Company, (iv) this Agreement constitutes the valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms.

8.2.
It authorizes and instructs the Seller, upon receipt of the Purchase Price, to deliver the Debenture and the Pledged Shares via hand delivery to Marcia Allen chief executive officer of Allen & Associates, LLC at the Seller’s office at 101 Hudson Street - Suite 3700 Jersey City, NJ 07030.

8.3.	It is a sophisticated investor with such knowledge and experience in financial matters that is capable of evaluating the relative risks and merits of acquiring the Debenture;

8.4.
It is able to bear the economic risk of an investment in the Debenture for an indefinite period of time, and further, could bear a total loss of the investment without changing its financial condition that existed at the time of such investment.

8.5.
It understands and acknowledges that the Seller has made no warranty, representation, or covenant regarding the financial condition of the Company or the soundness of the Buyer’s investment in the Debenture;

8.6.
It understands and acknowledges that the Seller has made no warranty, representation, or covenant regarding the eligibility of the Debenture, the Conversion Shares or Pledged Shares for resale by the Buyer;

8.7.
It understands and acknowledges that the Seller has made no warranty, representation, or covenant regarding the validity and/or perfection of security interest pursuant to the UCC-1 financing statement filed.

8.8.	Its principals have thoroughly read this Agreement and had the opportunity to review this Agreement with a competent legal and/or financial professional advisor of its choice;

8.9.
Its principals and/or the legal and/or financial professional advisors acting on its behalf have had an opportunity to ask questions of and receive answers from the officers, directors and employees of the Company or a person or persons acting on its or their behalf, concerning the financial position of the Company;

8.10.
Its principals and/or the legal and/or financial professional advisors acting on its behalf has been provided access to any information, documents, records and books relating to the Company which it desired, and has had all documents, records and books pertaining to the Company which it has requested, made available or delivered to it;

8.11.
That upon acquiring the Debenture the Buyer shall transfer the Debenture to either i) an entity created exclusively to hold the Debenture or ii) to the individual principals of the Buyer and/or related principals of the Buyer;

8.12.	It understands and acknowledges that the Seller will not be providing an opinion of counsel with regard to the sale of and the Buyer’s purchase of the Debenture.

8.13.	It understands and acknowledges that the Seller will not provide an opinion of counsel upon the Buyers resale of the Debenture to any third parties;

8.14.
It understands and acknowledges that it will not be able to sell the Conversion Shares without registration under the Act or pursuant to an exemption from the registration requirements of the Act any applicable state securities laws or exemption there from, or otherwise.

8.15.
It understands and acknowledges that prior to resale of the Conversion Shares, whether pursuant to an effective registration statement, an exemption from the registration requirements of the Act any applicable state securities laws, or otherwise it will be required to provide a legal opinion opining to its eligibility to resell the Conversion Shares;

8.16.
It understands and acknowledges that it will not be able to sell the Pledged Shares without registration under the Act or pursuant to an exemption from the registration requirements of the Act any applicable state securities laws or exemption there from, or otherwise;

8.17.
It understands and acknowledges that prior to resale of the Pledged Shares, whether pursuant to an effective registration statement, an exemption from the registration requirements of the Act any applicable state securities laws, or otherwise it will be required to provide a legal opinion opining to its eligibility to resell the Pledged Shares; and

8.18.
It understands and acknowledges that prior to resale of the Debenture, whether pursuant to an effective registration statement, an exemption from the registration requirements of the Act any applicable state securities laws, or otherwise, it will be required to provide a legal opinion, customary for such transactions, to the subsequent purchaser;

8.19.
It understands and acknowledges that any and all legal opinions required for the purchase of the Debenture, resale of the Conversion Shares and/or the Pledged Shares, whether pursuant to an effective registration, an exemption from the registration requirements of the Act any applicable state securities laws, or otherwise will be issued by counsel to the Company and at their sole expense.

8.20.
It acknowledges that it seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, it hereby represents, warrants and agrees that, to the best of its knowledge based upon appropriate diligence and investigation:

(i) none of the currency the Buyer or, if applicable, any underlying beneficial owner investor parent corporations, holding companies, subsidiaries, affiliates, successors and assigns, and all of their officers, directors and employees of the Buyer, has paid, will pay or will contribute as the Purchase Price has been or shall be derived for, or related to, any activity that is deemed criminal under United States law or other applicable law; and

(ii) no contribution or payment as contemplated hereunder by the Buyer or, if applicable, any underlying beneficial owner, investor parent corporations, holding companies, subsidiaries, affiliates, successors and assigns, and all of their officers, directors and employees of the Buyer, to the Seller, shall cause the Buyer to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

9.
Mutual Release and Waiver. The Company and the Buyer and their respective predecessors, parent corporations, holding companies, subsidiaries, affiliates, successors and assigns, and all of their officers, directors and employees each hereby release, cancel, forgive and forever discharge the Seller, each of its predecessors, parent corporations, holding companies, subsidiaries, affiliates, successors and assigns, and all of their officers, directors and employees from all actions, claims, demands, damages, obligations, liabilities, controversies and executions, of any kind or nature whatsoever, whether known or unknown, whether suspected or not, which have arisen, or may have arisen, or shall arise by any reason including but not limited to causes of actions under the Transaction Documents except for those causes of action that may arise under the provisions of the Transaction Documents that survive termination of the Transaction Documents, this Agreement, the transactions contemplated hereunder, the indebtedness, rights, obligations or claims underlying the same, at any point in time. Subject to the foregoing, the Company and the Buyer each does specifically waive any claim or right to assert any cause of action or alleged case of action or claim or demand which has, through oversight or error intentionally or unintentionally or through a mutual mistake, been omitted from this release.

The Seller hereby releases, cancels, forgives and forever discharges the Company, each of its predecessors, parent corporations, holding companies, subsidiaries, affiliates, successors and assigns, and all of their officers, directors and employees from all actions, claims, demands, damages, obligations, liabilities, controversies and executions, of any kind or nature whatsoever, whether known or unknown, whether suspected or not, which have arisen, or may have arisen, or shall arise by reason of the Transaction Documents, except for those causes of action that may arise under provisions of the Transaction Documents that survive termination of the Transaction Documents and those arising in connection with this Agreement, the indebtedness, rights, obligations or claims underlying the same, at any point in time, and does specifically waive any claim or right to assert any cause of action or alleged case of action or claim or demand which has, through oversight or error intentionally or unintentionally or through a mutual mistake, been omitted from this release.

Notwithstanding this section nothing contained herein shall be construed as a release of the Seller’s obligations under this Agreement to the Buyer.

10.
Indemnification of the Seller. To the fullest extent permitted by applicable law (or any successor provision) the Company its predecessors, parent corporations, holding companies, subsidiaries, affiliates, successors and assigns, and all of their officers, directors and employees (collectively the “Company Indemnitors”) shall defend, protect, indemnify and hold harmless indemnify Seller and its predecessors, parent corporations, holding companies, subsidiaries, affiliates, successors and assigns, and all of their officers, directors and employees (collectively the “Seller Indemnitees”) from and against, including, without limitation any and all actions, causes of action, suits, claims, losses, judgments, fines, settlement payments, costs, penalties, fees, liabilities, controversies, executions, of any kind or nature whatsoever, whether known or unknown, damages, and expenses in connection therewith (irrespective of whether any Seller Indemnitiees is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements, incurred or paid by any Seller Indemnitees as which have arisen, or may have arisen, or shall arise by reason as result of, or arising out of, or relating from any cause of action, suit or claim brought or made against any such Seller Indemnitees arising out of or resulting for any reason, including but not limited to from the execution, delivery, performance or enforcement of the Transaction Documents, this Agreement, the transactions contemplated hereunder or any other instrument, document or agreement executed pursuant hereto by any of the parties hereto the indebtedness, rights, obligations or claims underlying the same, at any point in time. To the extent that the foregoing undertaking by the Company Indemnitors may be unenforceable for any reason, the Company Indemnitors shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities identified herein, which is permissible under applicable law.

Promptly after receipt by any Seller Indemnitees of a notice of the assertion of a claim against them as contemplated herein, the Seller Indemnitees will give the Company Indemnitors written notice of the assertion of such claim. If any claim is brought against the Seller Indemnitees by means of a proceeding and the Seller Indemnitees gives written notice to the Company Indemnitors of the commencement of such proceeding, the Company Indemnitors will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) any Company Indemnitors are also a party to such proceeding and the Seller Indemnitees determine in good faith that joint representation would be inappropriate or (ii) the Company Indemnitors fail to provide reasonable assurance to Seller Indemnitees of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the Seller Indemnitees. After written notice from the Company Indemnitors to the Seller Indemnitees of its election to assume the defense of such proceeding, the Company Indemnitors will not, as long as it diligently conducts such defense, be liable to the Seller Indemnitees under this indemnification for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Seller Indemnitors in connection with the defense of such proceeding, other than reasonable costs of investigation. If the Company Indemnitors assumes the defense of a proceeding, (i) except for claims with respect to willful misconduct or which indemnification would be contrary to state law, it will be conclusively established for purposes of this indemnification that the claims made in that proceeding are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such claims may be effected by the Company Indemnitors without the Seller Indemnitees’, consent, which consent shall not unreasonably withhold. If written notice is given to the Company Indemnitors of the commencement of any proceeding and the Company Indemnitors do not, within ten (10) business days after the Seller Indemnitees’ written notice is given, give written notice to the Seller Indemnitees of their election to assume the defense of such proceeding, the Company Indemnitors will be bound by any determination made in such proceeding.

To the extent that there is any discrepancy between the indemnification provided under this Agreement and the Company’s current Articles of Incorporation or Bylaws, the document providing the broadest scope of indemnification shall apply.

11.
Governing Law. This Agreement is governed in all respects by the laws of the State of New Jersey without giving effect to conflict of law principles that would cause the substantive law of another jurisdiction to apply. The parties further agree that any action between them shall be heard in Hudson County, New Jersey, and expressly consent to the jurisdiction and venue of the Superior Court of New Jersey, sitting in Hudson County, New Jersey and the United States District Court of New Jersey, sitting in Newark, New Jersey, for the adjudication of any civil action asserted pursuant to this paragraph. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12.
Entire Agreement. Other than those agreements under the Transaction Documents, this Agreement supersedes all other prior oral or written agreements between the Seller, Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Seller, the Buyer, or the Company makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

13.
Counterparts. This Agreement may be executed in any number of counterparts, each of which will be enforceable against the parties that execute a counterpart, and all of which together constitute one instrument.

14.
Facsimile Execution and Delivery. A facsimile, PDF scan or other reproduction of this Agreement may be executed by one or more parties and delivered by facsimile, PDF email or any similar electronic transmission pursuant to which the signature of or on behalf of the party can be seen. Such execution and delivery will be considered valid, binding and effective for all purposes.

15.
Further Assurances. Each party agrees to execute and deliver all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

16.
Litigation Expenses. In any action to enforce this Agreement or any right hereunder the prevailing party will be entitled to recover its reasonable attorney’s fees and expenses from the other party or parties.

17.	Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns.

17.1.	Assignment and Amendment. This Agreement may not be amended and/or assigned with out the prior written consent of all parties hereunder.

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IN WITNESS WHEREOF, the parties have signed and delivered this Assignment Agreement on the date first set forth above.

AIRBEE WIRELESS, INC.

By: /s/Eugene Sharer
Name: Eugene Sharer
Title: President
BARTFAM, a California Limited Partnership
By: /s/ Tom Bartman
Name: Tom Bartman
Title: General Partner
YA GLOBAL INVESTMENTS, L.P.
By: Yorkville Advisors, LLC
Its: Investment Manager
By: /s/ Mark Angelo
Name: Mark Angelo
Title: President and Portfolio Manager